Exhibit 99.2

89bio Appoints Charles McWherter, Ph.D., to its Board of Directors

SAN FRANCISCO, August 5, 2024 (GLOBE NEWSWIRE) – 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardiometabolic diseases, today announced the appointment of Dr. Charles McWherter to its Board of Directors, effective July 30, 2024. Dr. McWherter most recently served as Chief Scientific Officer and President of Research and Development of CymaBay Therapeutics until it was acquired by Gilead Sciences in March 2024.

“We are thrilled to welcome Charles, an esteemed industry leader, to our Board of Directors,” said Rohan Palekar, CEO of 89bio. “His expertise in drug development and profound knowledge of liver inflammation and fibrosis will be highly valuable as we advance our Phase 3 trials for non-cirrhotic and cirrhotic MASH, as well as our synergistic Phase 3 trial in SHTG. Charles joins us at a pivotal moment as we continue to develop pegozafermin in Phase 3 studies, aiming to establish it as a potential cornerstone therapy in MASH and SHTG. We are excited to collaborate with him and leverage his insights to further strengthen our robust Board of Directors.”

Dr. McWherter added, “I’m honored to join 89bio’s Board during this exciting phase of its journey. The ongoing Phase 3 studies for MASH patients with advanced fibrosis and compensated cirrhosis, following the promising results from the Phase 2b ENLIVEN trial, highlight the promising potential of pegozafermin. Its demonstrated benefits in fibrosis reduction, metabolic improvement, alongside its favorable tolerability and dosing convenience, suggest that pegozafermin has the potential to become a leading treatment option for MASH. I look forward to contributing to the company’s strategic goals and supporting its continued growth.”

Dr. Charles A. McWherter, Ph.D., most recently served as Chief Scientific Officer at CymaBay Therapeutics, Inc. since 2013 and served as its President of Research and Development since November 01, 2022 until its acquisition by Gilead Sciences for $4.3 billion in March 2024. Dr. McWherter served as Senior Vice President of Research and Preclinical Development at CymaBay Therapeutics from August 2007 to November 22, 2013. From 2003 to 2007, he served as Vice President and Head of the cardiovascular therapeutics areas of Pfizer Inc. Dr. McWherter served as Vice President and Head of Pfizer, Inc.’s cardiovascular research unit in St. Louis during which his organization built a portfolio of clinical candidates for hypertension, renal disease and thrombosis. Prior to Pfizer, Inc. he served as Vice President of Drug Discovery at Sugen Inc., from 2001 to 2003 where he developed and implemented a strategic plan integrating structure-based drug design with advanced compound screening. Before joining Sugen, Dr. McWherter worked at Pharmacia Corp. and its predecessor companies, G.D. Searle & Co. and Monsanto Co., for almost two decades, rising to the position of Director for oncology research. He has also served as Chairman of the Board of Directors of the Greater St. Louis Division of the American Heart Association. Dr. McWherter has published more than 45 scientific articles and holds many U.S. patents. He previously served as an adjunct assistant professor of molecular biology and pharmacology at the Washington University School of Medicine.

About 89bio

89bio is a clinical-stage biopharmaceutical company dedicated to the development of best-in-class therapies for patients with liver and cardiometabolic diseases who lack optimal treatment options. The company is Phase 3 studies for its lead candidate, pegozafermin, for the treatment of metabolic dysfunction-associated steatohepatitis (MASH) and severe hypertriglyceridemia (SHTG). Pegozafermin is a specifically engineered, potentially best-in-class fibroblast growth factor 21 (FGF21) analog with unique glycoPEGylated technology that optimizes biological activity through an extended half-life. The company is headquartered in San Francisco. For more information, visit www.89bio.com or follow the company on LinkedIn.

Forward-looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding the therapeutic potential and utility, efficacy and clinical benefits of pegozafermin, the safety and tolerability profile of pegozafermin, trial designs, clinical development plans and timing for pegozafermin, including the initiation of the topline results from the ENTRUST Phase 3 trial in SHTG, and enrollment in clinical trials, including enrollment of the Phase 3 ENLIGHTEN-Fibrosis trial and Phase 3 ENLIGHTEN-Cirrhosis trial in MASH and ENTRUST Phase 3 trial in SHTG. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “anticipate,” “goal,” “opportunity,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. While 89bio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in 89bio’s filings with the Securities and Exchange Commission (SEC)), many of which are beyond 89bio’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: expectations regarding the timing and outcome of the ENLIGHTEN-Fibrosis Phase 3 trial and Phase 3 ENLIGHTEN-Cirrhosis trial in MASH and ENTRUST Phase 3 trial in SHTG; 89bio’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; 89bio’s substantial dependence on the success of its lead product candidate; competition from competing products; the impact of general economic, health, industrial or political conditions in the United States or internationally; the sufficiency of 89bio’s capital resources and its ability to raise additional capital; and other risks and uncertainties identified in 89bio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and other subsequent disclosure documents filed with the SEC. 89bio claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. 89bio expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Annie Chang

89bio, Inc.

annie.chang@89bio.com

PJ Kelleher

LifeSci Advisors, LLC

+1-617-430-7579

pkelleher@lifesciadvisors.com

Media Contact:

Sheryl Seapy

Real Chemistry

sseapy@realchemistry.com